                                                                       EXHIBIT 1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Midcon Corp.:

     We have audited the accompanying consolidated balance sheets of MIDCON CORP. (a Delaware corporation and a wholly-owned subsidiary of Occidental Petroleum Corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidCon Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Chicago, Illinois
January 31, 1997

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                                  (THOUSANDS)

                                                            1996           1995           1994
                                                         ----------     ----------     ----------
REVENUES:
  Gas sales, transportation, storage and other
     operating revenues...............................   $2,574,211     $2,038,444     $2,109,834
  Interest and other income (Note 3.h)................        1,187         11,686         24,486
  Earnings of pipeline ventures (Note 16).............       12,716         18,155         13,100
                                                         ----------     ----------     ----------
                                                          2,588,114      2,068,285      2,147,420
                                                         ----------     ----------     ----------
COSTS AND OTHER DEDUCTIONS:
  Cost of sales.......................................    1,981,235      1,473,370      1,561,331
  Selling, general and administrative and other
     operating expenses (Note 3.n)....................      108,347        167,235        109,556
  Depreciation (Note 3.f).............................      177,511        193,112        191,672
  Taxes other than income taxes.......................       46,226         42,357         45,585
  Interest expense (Note 2.a).........................       79,626         23,286          8,101
  Other...............................................        2,000          1,646          1,802
                                                         ----------     ----------     ----------
                                                          2,394,945      1,901,006      1,918,047
                                                         ----------     ----------     ----------
INCOME BEFORE INCOME TAXES............................      193,169        167,279        229,373
PROVISIONS FOR AND CHARGE-IN-LIEU OF INCOME TAXES
  (Note 7)............................................       76,684         60,653         85,164
                                                         ----------     ----------     ----------
NET INCOME............................................   $  116,485     $  106,626     $  144,209
                                                          =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                AT DECEMBER 31,
                                  (THOUSANDS)

                                     ASSETS

                                                                                             1996            1995
                                                                                          -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents (Note 3.c)..................................................  $     4,258     $    10,414
  Restricted deposits (Note 3.g)........................................................       38,623          24,645
  Receivables
    Affiliated companies (Note 3.d).....................................................      415,643         222,979
    Customers...........................................................................        9,363           3,362
    Other...............................................................................       26,324          26,781
  Interest-bearing receivables, net -- affiliated companies (Note 3.c and 14)...........       25,361              --
  Gas transportation imbalances (Note 3.i)..............................................       56,106          77,131
  Materials and supplies (Note 3.e).....................................................       11,718          16,821
  Net properties to be dividended, net of tax (Note 2.d)................................      308,804              --
  Gas stored underground (Note 15)......................................................       39,343          66,732
  Prepayments...........................................................................       20,187          12,535
  Deferred income taxes (Note 7)........................................................       77,277         100,348
                                                                                          -----------     -----------
        Total Current Assets............................................................    1,033,007         561,748
                                                                                          -----------     -----------
PROPERTY, PLANT AND EQUIPMENT (Note 2.c and 3.f)........................................    6,876,061       8,069,359
  Accumulated depreciation (Note 2.c)...................................................   (1,785,257)     (2,005,399)
                                                                                          -----------     -----------
        Net Property, Plant and Equipment (Note 3.m)....................................    5,090,804       6,063,960
                                                                                          -----------     -----------
LONG-TERM INTERCOMPANY RECEIVABLE (Note 7)..............................................       33,197              --
GAS STORED UNDERGROUND -- NONCURRENT (Note 15)..........................................      413,334         378,508
INVESTMENTS IN PIPELINE VENTURES (Note 16)..............................................       53,141          54,184
DEFERRED CHARGES AND OTHER ASSETS.......................................................       28,879          37,094
                                                                                          -----------     -----------
        TOTAL ASSETS....................................................................  $ 6,652,362     $ 7,095,494
                                                                                           ==========      ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Payables --
    Affiliated companies (Note 3.d).....................................................  $     2,857     $     6,886
    Trade...............................................................................      301,569         108,027
    Contract impairment (Note 3.h)......................................................        1,126          19,708
    Other...............................................................................      115,943         121,948
  Interest-bearing payables, net -- affiliated companies (Note 3.c and 14)..............           --          87,310
  Dividend payable, affiliates (Note 2.d)...............................................      308,804              --
  Rate refund provision (Note 5)........................................................       15,218           3,073
  Gas transportation imbalances (Note 3.i)..............................................       83,310          95,841
  Current portion of long-term ESOP debt (Note 2.a).....................................       12,574              --
  Other.................................................................................      120,213          70,827
                                                                                          -----------     -----------
        Total Current Liabilities.......................................................      961,614         513,620
                                                                                          -----------     -----------
OTHER LIABILITIES AND DEFERRED CREDITS:
  Reserve for contract impairment (Note 3.h)............................................       43,775          61,464
  Intercompany liability (Note 14)......................................................       32,696         134,316
  Interest-bearing notes, affiliated companies (Notes 2.b and 3.c)......................    1,600,000         740,583
  Long-term ESOP debt (Note 2.a)........................................................    1,386,026              --
  Postretirement benefits other than pensions (Note 8)..................................       89,780          97,200
  Other.................................................................................      157,400         227,634
                                                                                          -----------     -----------
        Total Other Liabilities and Deferred Credits....................................    3,309,677       1,261,197
                                                                                          -----------     -----------
DEFERRED INCOME TAXES (Note 2.c and 7)..................................................    1,680,354       1,987,290
                                                                                          -----------     -----------
CONTINGENT LIABILITIES AND COMMITMENTS (Notes 4, 5, 6 and 12)
MINORITY EQUITY IN SUBSIDIARIES AND PARTNERSHIPS (Note 1)...............................        8,076           5,349
                                                                                          -----------     -----------
STOCKHOLDER'S EQUITY:
  Common Stock, $.01 par value, authorized 2,000,000 shares, outstanding 1,400,000 shares in 1996; $1 par value, authorized 1,000 shares, outstanding 1 share in 1995
    (Note 2.b)..........................................................................           14              --
  Unearned ESOP shares (Note 9).........................................................   (1,393,849)             --
  Additional paid-in capital............................................................    2,000,060       3,358,107
  Retained earnings (deficit)...........................................................       86,416         (30,069)
                                                                                          -----------     -----------
        Total Stockholder's Equity......................................................      692,641       3,328,038
                                                                                          -----------     -----------
        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY......................................  $ 6,652,362     $ 7,095,494
                                                                                           ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (THOUSANDS)

                                                            UNEARNED       ADDITIONAL     RETAINED
                                             COMMON           ESOP          PAID-IN       EARNINGS
                                             STOCK           SHARES         CAPITAL       (DEFICIT)
                                          ------------     -----------     ----------     ---------
BALANCE, DECEMBER 31, 1993............        $ --         $        --     $4,280,577     $ (52,576)
Net income............................          --                  --             --       144,209
                                              ----         -----------     ----------      --------
BALANCE, DECEMBER 31, 1994............          --                  --      4,280,577        91,633
Net income............................          --                  --             --       106,626
Dividend of intercompany receivable to
  Parent (Note 3.c)...................          --                  --       (922,470)     (228,328)
                                              ----         -----------     ----------      --------
BALANCE, DECEMBER 31, 1995............          --                  --      3,358,107       (30,069)
Net income............................          --                  --             --       116,485
Dividend of subsidiaries and
  properties (Note 2.c)...............          --                  --       (672,407)           --
Contribution of intercompany debt
  (Note 2.b)..........................          --                  --        914,703            --
Non-cash dividend (Note 2.b)..........          --                  --     (1,600,000)           --
Stock split (Note 2.b)                          14                  --            (14)           --
Unearned ESOP shares (Note 9).........          --          (1,400,000)            --            --
Dividends on unearned ESOP shares.....          --                  --          3,348            --
Release of ESOP shares, net of tax
  effect (Note 9).....................          --               6,151         (3,677)           --
                                              ----         -----------     ----------      --------
BALANCE, DECEMBER 31, 1996............        $ 14         $(1,393,849)    $2,000,060     $  86,416
                                              ====         ===========     ==========      ========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                  (THOUSANDS)

                                                                1996         1995         1994
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income...............................................   $ 116,485    $ 106,626      144,209
  Income adjustments --
     Depreciation..........................................     177,511      193,112      191,672
     Deferred income tax benefit...........................      (1,909)     (65,710)        (372)
     Other noncash charges (credits) to income, net (Note
       3.h and 3.n)........................................      28,966       43,382      (15,030)
     Distributions from (to) pipeline ventures, net of
       earnings............................................       1,385       (3,439)       5,567
     Compensation expense (Note 9).........................         217           --           --
  Changes in operating assets and liabilities:
     Decrease in accounts receivable.......................       1,248        2,166       17,320
     Decrease (increase) in accounts receivable from
       affiliates..........................................    (190,120)      17,405       15,425
     Decrease in inventories...............................      32,492       16,448        9,193
     Decrease (increase) in prepaid and other assets.......     (26,384)      (7,959)      39,304
     Change in gas transportation imbalances, net..........       8,494       (4,513)      11,463
     Increase (decrease) in accounts payable and accrued
       liabilities (Note 5)................................     150,089     (160,088)      88,447
     Decrease in accounts payable to affiliates............      (4,029)        (752)     (23,882)
     Increase (decrease) in income taxes...................      (2,805)       4,319        2,979
  Other operating, net.....................................     (24,567)      26,308      (31,912)
                                                              ---------    ---------    ---------
          Net cash provided by operating activities........     267,073      167,305      454,383
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................................    (146,883)    (150,229)     (92,656)
  Acquisition of cushion gas...............................     (91,212)          --           --
  Proceeds (costs) from disposal of property, plant and
     equipment, net........................................       4,111       (2,682)      (1,572)
  Other investing, net.....................................      (1,008)         267       (1,651)
                                                              ---------    ---------    ---------
          Net cash used by investing activities............    (234,992)    (152,644)     (95,879)
                                                              ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Retirement of debt.......................................      (7,500)        (500)        (500)
  Amounts paid to minority interest........................      (2,583)      (3,745)      (1,936)
  Net change in interest-bearing receivables/payables with
     affiliated companies and intercompany liability.......     (28,154)      (8,100)    (352,570)
                                                              ---------    ---------    ---------
          Net cash used in financing activities............     (38,237)     (12,345)    (355,006)
                                                              ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents...........      (6,156)       2,316        3,498
                                                              ---------    ---------    ---------
Cash and cash equivalents at beginning of year.............      10,414        8,098        4,600
                                                              ---------    ---------    ---------
Cash and cash equivalents at end of year...................   $   4,258    $  10,414    $   8,098
                                                              =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF COMPANY

     MidCon Corp. (Company) is a wholly-owned subsidiary of Occidental Petroleum Corporation (Occidental). The Company through its subsidiaries engages in interstate and intrastate natural gas transmission and marketing as well as electric power marketing. The Company's subsidiaries purchase, transport, store and process gas and sell gas to utilities, municipalities and industrial and commercial users. Another subsidiary purchases electricity from electric utilities and other electric power producers and marketers and resells electricity to wholesale customers.

     The principal subsidiaries of the Company are Natural Gas Pipeline Company of America (Natural), which operates a major interstate pipeline transmission system along with several storage facilities; MidCon Texas Pipeline Operator, Inc., (MTPO), which operates an intrastate pipeline system in Texas (see Note 2.c and 2.d); MidCon Gas Services Corp., which together with its subsidiaries, (MidCon Gas), engages in the purchase and sale of gas and arranges for the transportation and storage of natural gas; and MidCon Power Services Corp. (MidCon Power), which engages in the purchase and sale at wholesale of electric power and arranges for the transmission of such power. Other subsidiaries of the Company own interests in several gas pipeline joint ventures (see Note 16).

     Natural's interstate pipeline and storage operations are subject to extensive regulation by the Federal Energy Regulatory Commission (the "FERC"). The FERC regulates, among other things, rates and charges for storage and transportation of gas in interstate commerce, the construction and operation of interstate pipeline facilities and the accounts and records of interstate pipelines. Certain of MidCon Texas Pipeline Corp.'s (MidCon Texas) and MTPO's rates and other aspects of its business are subject to regulation by the Texas Railroad Commission.

(2) MIDCON RECAPITALIZATION

  (a) ESOP

     In November 1996, Occidental established the MidCon Corp. Employee Stock Ownership Plan (ESOP) (see Note 9) for the benefit of the employees of the Company and its subsidiaries.

     Also, in November 1996, Occidental sold $1.4 billion of Occidental's Cumulative MidCon-Indexed Convertible Preferred Stock (CMIC Preferred Stock) to the MidCon Corp. ESOP Trust (the Trust). The CMIC Preferred Stock is convertible into Occidental common stock based on the value of the Company. The Trust paid for the CMIC Preferred Stock with a $1.4 billion 30-year promissory note (ESOP note), bearing interest at 7.9 percent per annum, guaranteed by the Company.

     Principal and interest payments on the ESOP note are due on December 31 in annual installments of approximately $123 million, commencing December 31, 1997, and continuing up to and excluding December 31, 2026, upon which date all principal and interest remaining unpaid shall be immediately due and payable. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that the Company will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. Dividends of $3.3 million on unearned shares and cash payments of $9.2 million were used for debt service on the ESOP note in 1996.

     Future earnings will be reduced by interest expense on the $1.4 billion ESOP note and compensation expense as discussed in Note 9.

 (b) Other Capital Transactions

     Concurrent with the establishment of the ESOP, several transactions were recorded. The Company had a 1,400,000-for-one split of the outstanding shares of its common stock while the par value of such stock was

                         MIDCON CORP. AND SUBSIDIARIES
changed from $1.00 per share to $.01 per share. Occidental contributed to the capital of the Company $741 million of promissory notes previously issued by the Company and $154 million of non-interest bearing intercorporate advances made by Occidental to the Company that were outstanding as of November 30, 1996. In addition, the Company declared a dividend, payable in the form of a $1.6 billion note payable to Occidental. The principal amount of this note is due and payable on December 31, 2026 and bears interest at an annual rate of 7.9 percent payable monthly through December 31, 2001. Thereafter, the rate changes to the London Interbank Offered Rate (LIBOR) plus 1.25 percent.

     Future earnings will be reduced by interest expense on the $1.6 billion note payable.

  (c) Dividend of Subsidiaries and Properties

     During 1996, the Company dividended all the outstanding shares of common stock of its subsidiaries, Occidental Energy Ventures Corp. (OEVC) and MC Panhandle, Inc., to Occidental. Properties from other Company subsidiaries comprising certain oil and gas properties and well compressor properties were dividended to Occidental effective on December 31, 1996. The net income from these operations was $15 million, $9 million and $10 million for the twelve months ended December 31, 1996, 1995 and 1994, respectively.

     Also, effective December 31, 1996, the Company dividended 51 percent of its interest in an intrastate pipeline limited liability partnership to Occidental (see Note 2.d).

     A summary of the 1996 adjustments showing the effect of the above transactions on certain balance sheet accounts is presented below (in millions):

                                                                             INCREASE
                                                                            (DECREASE)
                                                                            ----------
        Property, Plant and Equipment.....................................   $  (1,339)
        Accumulated Depreciation..........................................   $    (345)
        Deferred Income Taxes.............................................   $    (322)
        Additional Paid-in Capital........................................   $    (672)

  (d) Lease of Intrastate Pipeline Assets

     In December 1996, the Company merged its subsidiary MidCon Texas into a limited partnership which then owned its Texas intrastate pipeline and related facilities. On December 31, 1996, fifty-one percent of the Company's ownership in the partnership was dividended to a subsidiary of Occidental with a dividend of the remaining 49 percent to be paid on January 1, 1998. This 49 percent interest is reflected in the accompanying consolidated balance sheets as "Net properties to be dividended, net of tax." The Company formed a new subsidiary, MTPO, which assumed certain of the contracts and obligations of MidCon Texas before the merger. In addition, MTPO entered into an agreement with the limited partnership to lease the intrastate pipeline system owned by the limited partnership over a 30 year period commencing on January 1, 1997. The Company accounts for this lease as an operating lease. The initial annual lease fee is $30 million in 1997. The lease fee changes to $20 million for the years 1998 through 2001, $40 million for the years 2002 through 2005 and $30 million during the remaining lease term. Lease expense of $30 million will be recognized annually. The lease agreement requires MTPO to pay for taxes, insurance and maintenance expense and contains restrictions concerning additions, dispositions and modifications to the leased property. The annual lease fee approximates MidCon Texas' 1996 depreciation expense and any difference is not expected to have a material impact on future years' net income.

                         MIDCON CORP. AND SUBSIDIARIES

(3) SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The consolidated balance sheet at December 31, 1996, reflects the transactions discussed in Note 2. The consolidated income statement presented for 1996 includes the results of operations for the assets dividended for the entire twelve months with the exception of OEVC, which is included for nine months. All material intercompany transactions have been eliminated. The equity method of accounting is used for investments in pipeline ventures in which 50 percent or less of the voting interest is owned. The Company's financial statements reflect adjustments needed to present transactions with Occidental on a stand-alone basis.

     Certain reclassifications have been made to the prior years' financial statements to conform to the 1996 presentation.

  (b) Accounting Changes

     The Company's adoption of Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", effective January 1, 1996, which assumed that the Company will continue to operate, maintain and, where appropriate, expand its business, did not have an impact on the Company's consolidated financial position or results of operations. The provisions require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, then a loss will be recognized in the income statement using a fair-value based model.

  (c) Cash and Cash Equivalents and Interest-Bearing Receivables/Payables, Net -- Affiliated Companies

     Cash equivalents consist of interest bearing commercial paper and other bank deposits with initial maturities of three months or less. Cash equivalents totaled approximately $1.5 million and $1.7 million at December 31, 1996 and 1995, respectively.

     Occidental and its subsidiaries utilize a cash-management system designed to minimize cash balances and external borrowing. Amounts due from or to affiliates under this program are reflected as current assets and liabilities in the accompanying financial statements. Interest income and expense is allocated to the participating companies on the basis of the principal contributed or borrowed, respectively. The Company has periodically dividended, to its parent company, its interest bearing receivables from Occidental under the former cash management system.

     In November 1996, the Company entered into a new intercompany cash management agreement with Occidental. This agreement, which is effective January 1, 1997, engages Occidental to continue to provide the Company with certain financing and cash management services.

     During 1995, the Company declared a dividend to Occidental of an intercompany receivable due from a then wholly-owned subsidiary. The balance of the intercompany receivable, which prior to the dividend was eliminated in the Company's, consolidation, is shown on the December 31, 1995 consolidated balance sheet as a noncurrent interest-bearing payable to affiliated companies representing an amount due Occidental (see Note 2.b).

  (d) Receivables/Payables with Affiliated Companies

     Receivable and payable balances with affiliates arise from transactions between the Company's subsidiaries and Occidental's other subsidiaries. These transactions occur in the normal course of business at prices which approximate market.

                         MIDCON CORP. AND SUBSIDIARIES

     The Company transfers to an Occidental special purpose affiliate certain trade receivables under a revolving sales program with limited recourse, in connection with the ultimate sale for cash of such receivables. The Company retains the collection responsibility with respect to the receivables sold. An interest in new receivables is transferred monthly, representing the net difference between newly created receivables and collections made from customers. Fees and expenses related to the sales of receivables under this program are included in Selling, general and administrative and other operating expenses.

  (e) Inventories

     Inventories are stated at the lower of cost or market. Inventories of natural gas are determined using the average-cost method by MidCon Gas and the last-in, first-out (LIFO) method by Natural (see Note 15). The cost of materials and supplies inventories is determined using the average-cost method.

  (f) Property, Plant and Equipment and Related Depreciation

     Property additions and major renewals and improvements are capitalized at cost. Interest costs incurred in connection with capital expenditures are capitalized and amortized over the lives of the related assets. Depreciation of natural gas transmission facilities is provided using primarily the straight-line method.

     Prior to the dividend of its oil and gas properties to Occidental, the Company accounted for these properties using the successful-efforts method. Costs of acquiring nonproducing acreage, costs of drilling successful explorations wells and development costs were capitalized (see Note 2.c). Depreciation of oil and gas producing properties was determined by the units-of-production method and was based on estimated recoverable reserves.

     Effective January 1, 1996, MidCon Texas revised the estimated average useful lives used to compute depreciation to a remaining useful life of 38 years. This revision was made to more properly reflect the current economic lives of the assets based on anticipated industry conditions. The aggregate effect of this change was an increase in net income for the year ended December 31, 1996 of $14.9 million.

     Property, plant and equipment includes purchase price adjustments related to the acquisition of the Company by Occidental in 1986, For Natural's rate making purposes, recovery is limited to the original cost of property, plant and equipment which includes an allowance for funds used during construction. The allocated purchase price, less subsequent accumulated depreciation, exceeded the amount subject to recovery through the rate-regulatory process by $4.1 billion and $4.2 billion at December 31, 1996 and 1995, respectively. This excess amount as of December 31, 1996 is being depreciated over a remaining period of 37 years.

  (g) Restricted Deposits

     The Company engages in hedging to decrease its exposure to natural gas price risk. In accordance with New York Mercantile Exchange rules, $38.6 million and $24.6 million of monies on deposit with brokers was restricted at December 31, 1996 and 1995, respectively, to meet trading requirements (see Notes 3.1 and 11).

  (h) Reserve for Contract Impairment

     The contract impairment reserve recognizes the disadvantageous aspects of certain gas-purchase and sales contracts resulting from economic and regulatory conditions. Nearly all of these contracts or the disadvantageous aspects of these contracts have now been resolved.

     The contract impairment reserve includes reserves for the cost of the resolution of these gas purchase and sales contracts, including "take-or-pay" obligations. The noncurrent portion of the reserve was reduced by $52 million and $66 million in 1996 and 1995, respectively, with no impact on net income, primarily to reflect the settlement of an impaired contract, partial payment thereon and the payment of above market costs.

                         MIDCON CORP. AND SUBSIDIARIES

     The noncurrent portion of the reserve was reduced by $20 million in 1994 to reflect a decrease in the net exposure under disadvantageous gas purchase contracts, the elimination of certain potential claims, the successful resolution of litigation, settlements or other changes in the expected outcome of matters covered by the reserve.

  (i) Gas Transportation Imbalances

     Gas transportation imbalances receivable and payable reflect gas volumes owed to Natural, MTPO and MidCon Gas or to their customers. For MTPO and MidCon Gas, imbalances are valued primarily at the weighted average Cost of purchased gas.

     Natural's current imbalances are being settled on a monthly basis through established cashout procedures. These imbalances are valued at the applicable percentage of an average monthly index price determined in the month the imbalance occurred. The remaining imbalances not under the cashout procedure are valued primarily at the current market price.

  (j) Supplemental Cash Flow Information

     Cash payments during the years 1996, 1995 and 1994 included income taxes of approximately $5.0 million, $6.4 million and $4.7 million, respectively. Interest paid for the same period, net of amounts capitalized, was $74.3 million, $.3 million and $2.9 million.

  (k) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of off- and on-balance sheet financial instruments, The Company has no material off-balance sheet financial instruments. All balances reflected in the consolidated balance sheets for financial instruments approximate market value.

  (l) Hedging Activities

     The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities. Gains and losses on hedge contracts are deferred and recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized (see Note 11).

  (m) Risks and Uncertainties

     The process of preparing consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the Company's financial position and results of operations.

     Included in the accompanying balance sheet is net property, plant and equipment at a carrying value of $5.1 billion as of December 31, 1996. These carrying values are based on the Company's plans and intentions to continue to operate, maintain and, where it is economically desirable, to expand its businesses. If future economic conditions result in changes in management's plans or intentions, the carrying values of the affected assets will be reviewed again and any appropriate adjustments made.

                         MIDCON CORP. AND SUBSIDIARIES

  (n) Liabilities

     Accrued liabilities current and other noncurrent liabilities include reserves relating to a reorganization of the Company's operations initiated in 1995 which were initially recorded as selling, general and administrative and other operating expenses for $37 million during the fourth quarter of 1995. The current and noncurrent portion of the reserve totaled approximately $9 million and $12 million, respectively, at December 31, 1996 and $16 million and $21 million, respectively, at December 31, 1995.

(4) LITIGATION

     There are various lawsuits and proceedings pending against the Company and its subsidiaries. It is impossible at this time to determine the ultimate legal liabilities that may arise therefrom. However, in management's opinion, after taking into account reserves, the pending lawsuits and proceedings and claims should not have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(5) REGULATORY MATTERS

     On December 1, 1992, Natural filed with the FERC for a general rate increase to recover higher operating costs. The FERC permitted Natural to put the new rates into effect on June 1, 1993, subject to refund. In November 1994, Natural filed a proposed settlement of the rate case with the FERC. The settlement was approved by the FERC in January 1995. This settlement resulted in refunds being made to customers of approximately $128 million in 1995.

     On June 1, 1995, Natural filed a general rate case with the FERC to establish new rates as well as new or revised services. The FERC permitted Natural to place new rates and services into effect, subject to refund, on December 1, 1995. This date corresponded to the effective date of new transportation and storage agreements between Natural and its principal local distribution customers. Major issues in the rate case include throughput levels used in the design of rates, discounting adjustments, levels of depreciation rates and return on investment, and the level and design of fuel rates. In May 1996, Natural filed with the FERC an offer of settlement to resolve the remaining issues in this proceeding. Natural is currently negotiating with intervenors to reach accommodations to allow the settlement to be certified as unopposed.

     In 1994, a federal appellate court remanded to the FERC two orders determining that Great Lakes Gas Transmission Limited Partnership ("Great Lakes") should implement incremental rates rather than rolled in rates to recover the costs of certain expansions to its pipeline system. Under those orders, the customers of Great Lakes for which the expansion facilities had been built paid an incremental rate to cover the cost of the facilities while rates to other shippers, such as Natural, were unaffected. In June 1995, the FERC issued an order reversing its prior incremental rate decisions with retroactive effect to November 1991. As a result of the 1995 order, Natural has paid Great Lakes an additional $13.5 million for the period from November 1, 1991 through November 1, 1995, the date Natural's contract with Great Lakes terminated. Natural's request for rehearing of the FERC's June 1995 order was denied and Natural has sought judicial review of this FERC decision. Natural has also filed a mechanism for recovery of the additional amounts paid to Great Lakes as a result of the June 1995 order. The FERC issued an order that would permit Natural to recover from its customers any allocated and approved costs from Great Lakes for post-December 1, 1993 service. In January 1997, the FERC approved a settlement filed by Natural that resolves all issues related to Natural's recovery from customers of a portion of the additional payment made to Great Lakes.

     In January 1997, Amoco Production Company and Amoco Energy Trading Corporation ("Amoco") filed a complaint against Natural before the FERC contending that Natural had improperly provided its affiliate, MidCon Gas Services Corp. ("MidCon Gas"), transportation service on preferential terms. Amoco has requested, among other things, that the FERC require Natural to terminate the transportation services it

                         MIDCON CORP. AND SUBSIDIARIES
provides to MidCon Gas. Natural believes it has treated all shippers, including Amoco, fairly and it will vigorously defend its actions.

(6) CONTINGENT LIABILITIES AND COMMITMENTS

     Natural has been a party to a number of contracts that required Natural to purchase natural gas at prices in excess of the prevailing market price. As a result of a FERC order (Order 636) prohibiting interstate pipelines from using their gas transportation and storage facilities to market gas to sales customers, Natural no longer had a sales market for the gas it is required to purchase under these contracts. Order 636 went into effect on Natural's system on December 1, 1993. Natural has agreed to pay substantial transition costs to reform these contracts with gas suppliers. Settlement agreements reached by Natural and its former sales customers, under which Natural is recovering from those customers over a four year period beginning December 1, 1993, a significant amount of the gas supply realignment (GSR) costs it incurs, have been approved by the FERC. The FERC has also permitted Natural to implement a tariff mechanism to recover additional portions of its GSR costs in rates charged to transportation customers that were not party to the settlements. In July 1996, a Federal appellate court remanded Order 636 to the FERC for further explanation of aspects of its decision regarding recovery of GSR costs by interstate pipelines.

     The Company has certain other commitments and contingent liabilities under contracts, guarantees and joint ventures.

     In management's opinion, after taking into account reserves, none of such commitments and contingencies discussed above should have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(7) INCOME TAXES

     The Company and its subsidiaries are included in Occidental's consolidated federal tax return and unitary state tax returns. The consolidated provisions for these income taxes are allocated to the Company on the basis of a tax sharing agreement with Occidental. Under the agreement, the amount of consolidated current and deferred tax provisions is determined as if the Company were a corporation that was not owned by Occidental and filed a separate consolidated income tax return. In addition, state income taxes are provided in all states in which the Company is included in a state return with Occidental, notwithstanding that the Company may not have been subject to tax in that jurisdiction but for its affiliation with Occidental.

     Taxable gains were recorded by the Company resulting from dividends and asset transfers to Occidental during 1996 (see Note 2.c), Since the Company is included in the consolidated federal income tax return with Occidental, these taxable gains are deferred until the Company is transferred outside the consolidated group. Under the Company's tax sharing agreement, the tax payments associated with the gains will be reimbursed to the Company over the remaining tax lives of the transferred assets. A long-term intercompany receivable from Occidental has been recorded on the consolidated balance sheet to reflect these reimbursements.

                         MIDCON CORP. AND SUBSIDIARIES

     The provisions (credits) for income taxes for the years ended December 31 were as follows (in millions):

                                                          ALLOCATED
                                                         CONSOLIDATED
                                                            TAXES           STATE       TOTAL
                                                         ------------       -----       ------
    1996
      Current...........................................    $ 68.0          $10.6       $ 78.6
      Deferred..........................................      (2.0)            .1         (1.9)
                                                            ------          -----        -----
                                                            $ 66.0          $10.7       $ 76.7
                                                            ======          =====        =====
    1995
      Current...........................................    $115.6          $10.8       $126.4
      Deferred..........................................     (60.4)          (5.3)       (65.7)
                                                            ------          -----        -----
                                                            $ 55.2          $ 5.5       $ 60.7
                                                            ======          =====        =====
    1994
      Current...........................................    $ 79.0          $ 6.5       $ 85.5
      Deferred..........................................       1.0           (1.4)         (.4)
                                                            ------          -----        -----
                                                            $ 80.0          $ 5.1       $ 85.1
                                                            ======          =====        =====

     The following is a reconciliation, stated as a percentage of pretax income, of the U.S. statutory federal income tax rate to the Company's effective allocated consolidated tax rate on income:

                                                               FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                              ------------------------------
                                                              1996         1995         1994
                                                              ----         ----         ----
    U.S. federal statutory tax rate.........................    35%          35%          35%
    State taxes, net of federal benefit.....................     5            3            2
    Income tax reserve no longer required...................    --           (2)          --
                                                               ---          ---          ---
    Allocated consolidated tax rate.........................    40%          36%          37%
                                                               ===          ===          ===

     Tax effects of temporary differences at December 31, 1996 and 1995 were as follows (in millions):

                                                       1996                             1995
                                            --------------------------       --------------------------
                                            DEFERRED        DEFERRED         DEFERRED        DEFERRED
         ITEMS RESULTING IN TEMPORARY         TAX              TAX             TAX              TAX
                  DIFFERENCES                ASSETS        LIABILITIES        ASSETS        LIABILITIES
    --------------------------------------- --------       -----------       --------       -----------
    Property, plant and equipment, net.....   $ --           $ 1,866           $ --           $ 2,182
    Contract impairment reserves...........     49                --             74                --
    Postretirement benefit accruals........     47                --             47                --
    State income taxes.....................     91                28             99                23
    Regulatory liabilities.................     39                --             32                --
    Investment in partnerships.............      8                23              9                25
    All other..............................    107                27             92                10
                                              ----            ------           ----            ------
              Total deferred taxes.........   $341           $ 1,944           $353           $ 2,240
                                              ====            ======           ====            ======

(8) RETIREMENT AND POSTRETIREMENT BENEFITS

     The Company's retirement and postretirement defined benefit plans are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.

                         MIDCON CORP. AND SUBSIDIARIES

     Pension costs for the Company's defined benefit pension plan, determined by independent actuarial valuations, are funded by payments to trust funds, which are administered by independent trustees. The components of the net pension cost for 1996, 1995 and 1994 were as follows (in millions):

                                                              FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                              -----------------------------
                                                              1996        1995        1994
                                                              -----       -----       -----
    Service cost -- benefits earned during the period.......  $ 1.4       $ 1.4       $ 1.4
    Interest cost on projected benefit obligation...........    0.7         0.5         0.5
    Actual return on plan assets............................   (0.7)       (0.7)       (0.1)
    Net amortization and deferral...........................     --         0.1        (0.4)
                                                              -----       -----       -----
    Net pension cost........................................  $ 1.4       $ 1.3       $ 1.4
                                                              =====       =====       =====

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995 (in millions):

                                                                    BALANCE AT DECEMBER 31,
                                                                -------------------------------
                                                                    1996              1995
                                                                -------------     -------------
                                                                 ACCUMULATED       ACCUMULATED
                                                                  BENEFITS          BENEFITS
                                                                EXCEED ASSETS     EXCEED ASSETS
                                                                -------------     -------------
    Present value of the estimated pension benefits to be
      paid in the future:
      Total projected benefit obligations....................        10.6               8.8
      Estimated fair value of plan assets....................         9.4               7.7
                                                                    -----             -----
      Projected benefit obligations in excess of plan
         assets..............................................       $ 1.2             $ 1.1
                                                                    =====             =====
      Projected benefit obligations in excess of plan
         assets..............................................       $ 1.2             $ 1.1
      Unrecognized prior service benefit.....................         0.1               0.2
      Unrecognized net loss..................................        (0.7)             (0.5)
                                                                    -----             -----
      Pension liability......................................       $ 0.6             $ 0.8
                                                                    =====             =====

     The discount rate used in determining the actuarial present value of the projected benefit obligations was 7.5 percent in 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 5.5 percent in 1996 and 1995. The expected long-term rate of return on assets was 8 percent in 1996 and 1995.

     The Company provides medical, dental and life insurance for certain active, retired and disabled employees and their eligible dependents. Beginning in 1993, participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by the Company as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period. The total benefits costs were approximately $14.6 million, $15.5 million and $16.3 million in 1996, 1995 and 1994, respectively. The 1996, 1995 and 1994 costs included $5.7 million, $6.6 million and $7.5 million, respectively, for postretirement costs, as discussed below.

     The postretirement benefit obligation at December 31, 1996 and 1995 was determined by application of the terms of medical, dental, and life insurance plans, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates projected at a CPI increase of 3.0 percent and 4.0 percent in 1996 and 1995, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent as of December 31, 1996 and 1995. The Company's funding policy generally is to pay claims as they come due with the exception

                         MIDCON CORP. AND SUBSIDIARIES
of Natural which began funding for its obligation effective June 1, 1993. A FERC policy statement allows collection of these costs currently in rates as the appropriate funds are placed in an irrevocable trust. The trust was established during 1993 and assets are invested in a variety of instruments, such as bonds, money market accounts and equity investments.

     The following table sets forth the postretirement plan's status, reconciled with the amounts included in the consolidated balance sheets at December 31, 1996 and 1995 (in millions):

                                                                      BALANCE AT DECEMBER
                                                                              31,
                                                                      --------------------
                                                                      1996           1995
                                                                      -----         ------
    Accumulated postretirement benefit obligation
      Retirees......................................................  $63.4         $ 75.7
      Fully eligible actives........................................   14.3            8.1
      Other actives.................................................   12.4           17.2
                                                                      -----         ------
    Total accumulated postretirement benefit obligation.............   90.1          101.0
    Plan assets at fair value.......................................   34.2           26.4
                                                                      -----         ------
    Unfunded status.................................................   55.9           74.6
    Unrecognized net gain...........................................   37.9           26.4
                                                                      -----         ------
    Accrued postretirement benefit cost.............................  $93.8         $101.0
                                                                      =====         ======

     The benefit obligation decreased due primarily to the effect of the decrease in the CPI discussed above, as well as favorable retiree claims experience.

     Net periodic postretirement benefit cost for 1996, 1995 and 1994 included the following components (in millions):

                                                              FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                              -----------------------------
                                                              1996        1995        1994
                                                              -----       -----       -----
    Service cost -- benefits attributed to service during
      the period............................................  $ 1.1       $ 1.1       $ 1.0
    Interest cost on accumulated postretirement benefit
      obligation............................................    7.2         7.2         7.7
    Actual return on plan assets............................   (1.3)       (0.7)       (0.6)
    Net amortization and deferral...........................   (1.1)       (1.0)       (0.6)
    Other...................................................   (0.2)         --          --
                                                              -----       -----       -----
    Net periodic postretirement benefit cost................  $ 5.7       $ 6.6       $ 7.5
                                                              =====       =====       =====

(9) RETIREMENT PLANS AND ESOP

     All employees are participants in defined contribution retirement and savings plans. The plans provide for periodic contributions based on the salary and age level of employees and/or employee contributions. The Company's expense under the provisions of the plans was $12.5 million, $13.2 million and $12 million for 1996, 1995 and 1994, respectively. Beginning January 1, 1997, the Company's contribution under the salaried retirement plan, totaling $7.6 million, $7.7 million and $7.4 million for 1996, 1995 and 1994, respectively, will be reduced over time pursuant to the terms of the plan.

     Effective November 20, 1996, Occidental established the ESOP for all eligible employees of the Company. Generally, the shares of the CMIC Preferred Stock held by the ESOP are released and allocated to participant accounts based on the proportion of the payment on the note for the respective period compared to the total remaining payments due on the note. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that the Company will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. The Company accounts for its ESOP in accordance

                         MIDCON CORP. AND SUBSIDIARIES
with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which requires that compensation expense be measured based on the fair value of shares committed to be released.

     The ESOP loan guarantee is recorded as a long-term intercompany liability and the shares of CMIC Preferred Stock pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the estimated current market price of the shares. Dividends on allocated ESOP shares result in a reduction to additional paid-in capital. Dividends on unallocated ESOP shares will be used to satisfy debt service. ESOP compensation expense was $217,000 for 1996. The ESOP has 6,151 allocated shares and 1,393,849 unreleased shares outstanding at December 31, 1996.

(10) STOCK BASED COMPENSATION PLANS

     Certain Company executives participate in various Occidental incentive stock plans. These plans include options with vesting terms of 3 years and maximum terms of 10 years and one month, Under these plans, 168,000 and 143,332 options were granted for the years ended December 31, 1996 and 1995, respectively. In addition, 4,589 and 10,909 of Occidental's $.20 par value restricted stock were granted during the years ended December 31, 1996 and 1995, respectively. These grants vest after 4 years (5 years for awards issued prior to December 1995) or earlier under certain conditions.

     The Company accounts for these plans under Accounting Principles Board Opinion No. 25. The difference in compensation expense for these plans determined in accordance with SFAS No. 123, "Accounting for Stock Based Compensation" is not significant.

(11) HEDGING ACTIVITIES

     The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to two major categories of business: purchases for and sales from storage and fixed-price sales and purchase contracts.

STORAGE

     Storage activities consist of purchasing and injecting natural gas into storage during low-price, low-demand periods (typically the months of April through October) and withdrawing that gas for sale during high-price, high-demand periods (typically the period from November through March). These periods may vary depending primarily on weather conditions and competing fuel prices in the market areas. The Company uses derivatives (mainly futures contracts) to hedge the sales and purchase prices related to its storage program. The hedging contracts used have terms of less than 18 months. Gains and losses on these hedging contracts are deferred and recognized in income when the transactions being hedged are finalized. A small number of options were sold against inventory capacity or physical inventory with results included in periodic income.

FIXED-PRICE SALES AND PURCHASES

     Fixed-price gas sales and purchase contracts vary by agreement. Hedges are placed nearly simultaneously with the consummation of many of the sales-purchase agreements. All agreements are for less than 18 months.

     Gains and losses on these hedging contracts are deferred and recognized in income when the transactions being hedged are finalized. New York Mercantile Exchange (NYMEX), Kansas City Board of Trade (KCBT), (collectively, the Exchanges) and over-the-counter (OTC) hedge instruments are utilized.

                         MIDCON CORP. AND SUBSIDIARIES

     All hedging activity is matched to physical natural gas buying and selling activity and is done with natural gas futures or derivative instruments. There is essentially no discrepancy with regard to timing, i.e., hedges are placed for the same month in which the price risk for the underlying physical movement is anticipated to occur, based on analysis of sales and purchase contracts and historical data. Hedges are removed upon consummation of the underlying physical activity. All deferred gains or losses are then recognized. Because the commodity covered by the Exchanges' natural gas futures contracts is substantially the same commodity that the Company buys and sells in the physical market, no special correlation studies, other than monitoring the degree of convergence between the futures and the cash markets, are deemed necessary. Geographic basis risk (the difference in value of gas at the Exchanges' delivery points versus the points of the Company's transaction) is monitored and where appropriate, hedged using OTC instruments. Exchange-traded futures and options are valued using settlement prices published by the Exchanges. OTC options are valued using a standard option pricing model that requires published exchange prices, market volatility per broker quotes, and the time value of money. Swaps are valued by comparing current broker quotes for price or basis with the corresponding price or basis in the related swap agreement and then discounting the result to present value.

     Although futures and options traded on the Exchanges are included in the table below, they are not financial instruments as defined in GAAP, since physical delivery of natural gas may be, and occasionally is, made pursuant to these contracts. However, they are a major part of the Company's commodity risk management program.

     The following table summarizes the types of hedges used and the related financial information as of December 31, 1996 and 1995:

                                                                          OVER-THE-
                                                      EXCHANGES (a)      COUNTER(b)           TOTAL
                                                      -------------     -------------     -------------
                                       HEDGES OF      1996     1995     1996     1995     1996     1995
                                      ------------    ----     ----     ----     ----     ----     ----
                                                                  (NOTIONAL VOLUMES IN BCF)
Price Hedge:
  Futures...........................  Purchases        32       62       --       --       32       62
  Swaps.............................  Purchases        --       --       --        8       --        8
                                      Sales            --       --        1       --        1       --
  Options...........................  Purchases        --       --        2       --        2       --
Basis Hedge:
  Basis Swaps(c)....................  Purchases        --       --       33        9       33        9
                                      Sales            --       --       34        7       34        7

                                                                  OVER-THE-
                                                    EXCHANGES      COUNTER     BOOK VALUE    FAIR VALUE
                                                   -----------   -----------   -----------   -----------
                                                   1996   1995   1996   1995   1996   1995   1996   1995
                                                   ----   ----   ----   ----   ----   ----   ----   ----
                                                   (DOLLARS IN MILLIONS)
Deferred net gains (losses):
  Firm commitment/forecast transactions..........  $(3)   $14    $ --   $ --
Assets:
  Basis swaps....................................                              $ --   $--    $ 1    $--
Liabilities:
  Price swaps....................................                              $ --   $ 2    $--    $ 6
  Basis swaps....................................                              $ --   $ 1    $--    $ 2

---------------

(a) Not financial instruments as defined in GAAP, but included as they are a major part of the program.

(b) Excluding the nine-year swap agreement, the average weighted term is less than twelve months. Ninety percent of the notional volumes are hedged with counterparties with a BBB or better credit rating.

                         MIDCON CORP. AND SUBSIDIARIES

(c) Basis swaps are utilized to hedge the geographic price differentials due primarily to transportation cost and local supply-demand factors.

(12) LEASES

     Rent expense under primarily operating leases was $14.6 million in 1996 and $13.9 million in 1995 and 1994.

     At December 31, 1996, future minimum rental commitments under noncancellable operating leases, including the MTPO lease agreement (see Note 2.d), were as follows (in millions):

                                   CALENDAR YEAR
            -----------------------------------------------------------
               1997....................................................  $   42.1
               1998....................................................      32.5
               1999....................................................      33.7
               2000....................................................      33.8
               2001....................................................      32.8
               Remaining years.........................................     854.0
                                                                         --------
                      Total............................................  $1,028.9
                                                                         ========

(13) MAJOR CUSTOMERS

     Revenues realized from major customers, which are defined as those providing in excess of ten percent of total operating revenues, were as follows for the years ended December 31, (in millions):

                                                                1996       1995       1994
                                                               ------     ------     ------
    Northern Illinois Gas Company............................  $114.5     $267.0     $332.3
    The Peoples Gas Light and Coke Company...................  $114.3     $214.7     $285.7

(14) TRANSACTIONS WITH AFFILIATES

     Excess funds are invested with Occidental through its centralized cash-management system. All intercompany loans are evidenced by a cash management agreement. Interest earned or charged is calculated at prevailing market rates.

     Occidental provides and directly bills the Company's subsidiaries for various services including information technology services, administrative services for payroll, and employee benefits for which the Company was allocated for 1996 and 1995 approximately $5.2 million and $5.4 million, respectively. In addition, Occidental charges the Company for expense incurred on its behalf such as insurance. All these charges, which were part of the noninterest-bearing long-term intercompany liability at December 31, 1996 and 1995, approximate the amounts management believes would be incurred if the Company were to independently secure these services. The charges for these services are not reflected in the table on the following page.

     On November 20, 1996, the Company entered into a 10 year service agreement with Occidental. This agreement, which is effective January 1, 1997, provides for the continuation of various services performed on the Company's behalf by Occidental. The initial annual fee for these current services will be $13 million through December 31, 2001, after which time the fee will be renegotiated. The services provided will include, among others, insurance, internal audit, legal and investor relations. In addition, the agreement provides for the allocation of certain out-of-pocket expenses incurred on the Company's behalf and for separate fees to be billed to the Company by Occidental for such services as tax, regulatory compliance, payroll. and benefits and information technology. The fees charged will generally replace the "Charges for Occidental's general and administrative costs" indicated in the table below.

                         MIDCON CORP. AND SUBSIDIARIES

     Principal transactions with affiliated companies, except as disclosed elsewhere in these financial statements were as follows (in millions):

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
    Affiliated company transactions:
      Transfer of trade receivables........................    $410.6     $219.8     $226.4
      Fees and expenses on trade receivables transferred...    $ 10.4     $  8.4     $  8.4
      Sales, transportation and storage of natural gas and
         other revenues....................................    $  3.7     $  2.8     $   --
      Purchases and transportation of natural gas..........    $  2.1     $  0.9     $  1.8
      Charge for Occidental's general and administrative
         costs.............................................    $ 18.3     $ 21.1     $ 19.0
              Net interest income (expense)................    $(66.1)    $(11.6)    $  8.6
    Pipeline venture transactions:
      Cash distributions...................................    $ 14.1     $ 16.8     $ 18.7
      Transportation of natural gas charged to operation
         expense...........................................    $  8.3     $  9.8     $ 20.2

(15) GAS STORED UNDERGROUND

     At December 31, 1996 and 1995, Natural's current gas storage inventory which is accounted for on the LIFO method was $5 million and $1.8 million, respectively. The remaining current gas storage inventory is accounted for under the average cost method. Noncurrent gas inventory is stated primarily at the allocated purchase cost.

     During 1994, inventory quantities were reduced at Natural resulting in a liquidation of LIFO inventory quantities carried at lower costs that prevailed in prior years. The effect of this liquidation was to reduce cost of sales by $13.6 million.

(16) PIPELINE VENTURES

     Investments in active companies in which the Company has a voting interest of not more than 50 percent are accounted for on the equity method. At December 31, 1996, the Company's equity investments consisted primarily of:

                                  INVESTEE                                 OWNERSHIP INTEREST
    ---------------------------------------------------------------------  ------------------
    West Cameron Dehydration Company.....................................          50%
    Stingray Pipeline Company............................................          50%
    Gulf Processing......................................................          50%
    U-T Offshore System..................................................      33 1/3%
    Trailblazer Pipeline Company.........................................      33 1/3%
    High Island Offshore System..........................................          20%
    Overthrust Pipeline Company..........................................          18%

     Summarized financial information of these ventures is set forth below (in millions):

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
    Operating revenues.......................................  $116.3     $138.1     $121.9
    Costs and expenses.......................................    65.9       72.2       83.0
                                                               ------     ------     ------
              Net income.....................................  $ 50.4     $ 65.9     $ 38.9
                                                               ======     ======     ======

                         MIDCON CORP. AND SUBSIDIARIES

                                                                          BALANCE AT
                                                                          DECEMBER 31,
                                                                     ---------------------
                                                                      1996           1995
                                                                     ------         ------
    Current assets.................................................  $ 79.2         $ 95.3
    Noncurrent assets..............................................  $290.9         $314.8
    Current liabilities............................................  $ 69.1         $ 77.9
    Noncurrent liabilities.........................................  $145.2         $175.4
    Shareholders' equity...........................................  $155.8         $156.8

     In accordance with project financing arrangements of certain of these ventures and under tariffs approved by the FERC, Natural is required to pay demand charges to certain of these ventures for contracted transportation services. The demand charges for the years 1996, 1995 and 1994 were approximately $10.7 million, $9.2 million, and $20.7 million, respectively.

(17) CONCENTRATION OF CREDIT RISK

     The Company and its subsidiaries sell and transport natural gas in interstate and intrastate commerce primarily in the central and Gulf regions of the United States, respectively. Although affected by the economic climate for natural gas, the end-use market of these companies' customers is diversified among residential, commercial and industrial users. These companies mitigate credit risk by requiring collateral or financial guarantees and letters of credit from customers with specific credit concerns.